UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 5, 2012

Marathon Oil Corporation
 __________________________________________
 (Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 San Felipe Street, Houston, Texas		77056
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		(713) 629-6600

Not Applicable
 ______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 5, 2012, Marathon Oil Corporation entered into a Credit Agreement by and among Marathon, as borrower, The Royal Bank of Scotland plc, as syndication agent, Citibank, N.A., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, and several other commercial lending institutions (the “Credit Agreement”), which provides for a new $2.5 billion unsecured five-year revolving credit facility (the “Credit Facility”). The Credit Agreement replaces Marathon’s 2004 Credit Agreement (as defined in Item 1.02 below).

The Credit Facility (i) provides for an initial commitment of $2.5 billion, with an option to increase the overall commitment amount by up to an additional $1.0 billion, subject to the consent of any increasing lenders, (ii) will mature on April 5, 2017, unless that date is extended under provisions in the Credit Agreement that allow Marathon to request one-year extensions of the maturity date on up to two occasions, (iii) provides for commitment fees that accrue on the unused commitment of each lender at a rate ranging from 10 basis points to 25 basis points per year depending on Marathon’s credit ratings, (iv) includes sub-facilities for swing-line loans and letters of credit up to an aggregate amount of $100 million and  $500 million, respectively, and (iv) provides that borrowings bear interest, at Marathon’s option, at either (a) the Adjusted London Interbank Offered Rate (as defined in the Credit Agreement) plus a margin ranging from 87.5 basis points to 162.5 basis points per year depending on Marathon’s credit ratings or (b) the Base Rate (as defined in the Credit Agreement) plus a margin ranging from 0.0 basis points to 62.5 basis points depending on Marathon’s credit ratings.

The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default that Marathon considers customary for an agreement of that type, including a covenant that requires Marathon’s ratio of total debt to total capitalization (expressed as a percentage) not to exceed 65% as of the last day of each fiscal quarter.  If an event of default occurs, the lenders may terminate the commitments under the Credit Facility and require the immediate repayment of all outstanding borrowings and the cash collateralization of all outstanding letters of credit under the Credit Facility.

Certain lenders that are a party to the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for Marathon and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The above description of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 4.1 hereto.

Item 1.02. Termination of a Material Agreement.

 On April 5, 2012, Marathon terminated its $3.0 billion five-year Amended and Restated Credit Agreement, dated May 20, 2004, among Marathon, Bank of America, N.A., as syndication agent, Citibank, N.A. and Morgan Stanley Bank, as documentation agents, JPMorgan Chase Bank, as administrative agent, and certain other commercial lending institutions named therein, as amended (the “2004 Credit Agreement”).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this report on Form 8-K:

4.1
Credit Agreement, dated as of April 5, 2012, among Marathon Oil Corporation, The Royal Bank of Scotland plc, as syndication agent, Citibank, N.A., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, and certain other commercial lending institutions named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Oil Corporation
April 10, 2012	By: /s/ Michael K. Stewart Name: Michael K. Stewart Title: Vice President, Finance and Accounting, Controller and Treasurer

Exhibit Index

Exhibit No.	Description

4.1
Credit Agreement, dated as of April 5, 2012, among Marathon Oil Corporation, The Royal Bank of Scotland plc, as syndication agent, Citibank, N.A., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as documentation agents, JPMorgan Chase Bank, N.A., as administrative agent, and certain other commercial lending institutions named therein.